Exhibit 11.1

TSAKOS ENERGY NAVIGATION LIMITED

INSIDER TRADING POLICY

1.	The Scope of the Policy

  Tsakos Energy Navigation Limited ("TEN" or the "Company") is a public company, whose common shares and preferred shares are listed on the New York Stock Exchange and registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Pursuant to the Exchange Act, TEN files annual and other reports with the Securities and Exchange Commission ("SEC"). Investment by officers, directors and employees in TEN stock is generally desirable and encouraged. However, purchases and sales of TEN's shares and other securities should be made with caution, and with recognition of the legal prohibitions against the use of confidential information by "insiders" for their own profit.

  This Policy applies to all directors, officers, contractors, and employees of (1) Tsakos Energy Navigation Limited and its subsidiaries and other business entities controlled by it (“Company”); and (2) affiliates and entities that regularly provide management or other services to the Company, including but not limited to Tsakos Energy Management Limited and Tsakos Shipping & Trading S.A. (each a “Management Company” and collectively the “Management Companies”). Collectively, the directors, officers, contractors, and employees of Company and of the Management Companies are referred to as “Covered Persons”. This Policy also applies to anyone who resides with or lives in the household of any Covered Person, and any family members who do not live with a Covered Person but whose transactions in Company securities are directed by, or are subject to the influence or control of, a Covered Person (collectively, “Family Members”). Collectively, the directors, officers, contractors, and employees of the Company and of the Management Companies are referred to as “Covered Persons”.

  TEN has developed the following guidelines regarding insider trading laws and the Company's Insider Trading Policy for Covered Persons. However, these guidelines do not address all possible situations that a Covered Person may face.

2.	Insider Trading Policy

  Use of material non-public information by a Covered Person or Family Member for personal gain, or to pass on or “tip” the material non-public information to anyone who uses it for personal gain, is illegal, regardless of the quantity of shares involved, and therefore is prohibited. Covered Persons or Family Members may be held liable both for their own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided.

  Accordingly, Covered Persons and Family Members may not:

    Buy, sell, or otherwise engage in any transactions, either directly or through a third party, in Company securities while in possession of material non-public information.

    Tip, directly or indirectly, material non-public information to any person who might: (i) trade in Company securities; or (ii) pass along such information to others who might trade.

    Make recommendations or express opinions to any person about trading in Company securities on the basis of material non-public information.

    Directly or indirectly, disclose material non-public information to anyone: (i) within the Company whose job does not require them to have that information; or (ii) outside the Company, including but not limited to, Family Members, friends, business associates, investors, or consulting firms, unless the disclosure is authorized by the Company.

  There are civil and criminal penalties if a Covered Person wrongly obtains or uses such material, non-public information when deciding whether to buy or sell securities, or if a Covered Person gives that information to another person who uses it in buying or selling securities. If a Covered Person buys or sells securities while in possession of material non-public information, they may not only have to repay any money they made from such activity, but they also could be charged criminally and face substantial fines and/or imprisonment. Additionally, TEN may be held liable for Covered Persons’ violations of the insider trading laws.

  Covered Persons are personally responsible for ensuring that they (as well as Family Members and any trusts, corporations, partnerships, limited liability companies or other entities they control) are aware of, understand, and comply with the provisions and intent of this Policy. Failure to comply with this Policy may result in sanctions being imposed by TEN (up to and including dismissal / termination of any business relationship with TEN).

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3.	Insider Trading Concepts

A. “Inside” Information

  Inside information includes anything Covered Persons become aware of because of their "special relationship" with the Company, which has not been disclosed to the public. The information may be about the Company, its subsidiaries or other affiliates, or any of the companies it does business with. It is not unusual for directors, officers and employees or its managers to be the recipients of material, non-public information regarding TEN or public companies with which TEN has a significant relationship, including its partners, customers, suppliers and companies with whom it is negotiating transactions.

  Covered Persons may not, directly or indirectly, disclose to any person (except as required in furtherance of their corporate duties on a need-to-know basis) any material nonpublic information they receive, or of which they become aware, in the course of fulfilling their duties to TEN. It is tempting to share such information with friends, spouses and family members, but there are no exceptions to this restriction.

  Any written or verbal statement that would be prohibited under the law or under this policy is equally prohibited if made on any online or Internet discussion group, social medium, chat room, blog, bulletin board, or other public forum, including the disclosure of material non-public information regarding TEN or material non-public information with respect to other companies that Covered Persons or Family Members may come into possession of as an associate of TEN. This prohibition includes anonymous messages and messages posted from home, personal devices, or devices owned by others, and extends to messages that merely forward content provided by another person.

B. “Material Information”

  For purposes of this policy, Information is material if an investor would reasonably consider it important in deciding whether to buy, sell, or hold securities, or if it could affect the market price of the securities, whether positive or negative, and whether the change is large or small. Good or bad information may be material. Information should be considered material unless it is trivial or of no interest to the public. It is not possible to identify every type of information that could be material, or every context in which otherwise ordinary information might become material. Information that is material at one point in time may cease to be material at another point in time, and vice versa. If the information makes you want to trade, it probably would have the same effect on others. The ultimate determination of materiality by enforcement authorities will be based on an assessment of all of the facts and circumstances at the specific point in time. If Covered Persons have any concern that information within their possession may be material, it is their responsibility to seek appropriate legal advice before trading in the securities of the related company.

  While it may be difficult to determine whether information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:

-	Financial results and/or events that could result in restating financial information;
-	Projections and estimates of future revenues, earnings, or losses;
-	Vessel acquisitions or dispositions;
-	New chartering commitments;
-	Changes in financing arrangements;
-	Status of covenant compliance;
-	Communications with lenders and investment bankers;
-	Major changes in senior management and or organizational structure;
-	Changes in auditors;
-	Termination or reduction of business relationship with a charterer that provides material revenue to the Company;
-	Significant litigation or regulatory exposure due to actual or threatened litigation, investigation, or enforcement activity, or significant developments related thereto;
-	Changes in dividend policy;
-	Stock splits; and/or
-	Securities offerings.

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C. “Non-Public Information”

Non-public information is information that has not yet been made public by the Company. Information only becomes public when the Company makes an official announcement (for example, via a publicly accessible conference call, press release, or in an SEC filing) and people have had sufficient opportunity to see or hear it. Information provided only to directors, officers or employees or a select group of third parties is not considered publicly available. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information. For example, if the Company announces material non-public information prior to the market opening on Wednesday, then you may execute a transaction in the Company’s securities after the market opens on Friday.

D. “Safeguarding Non-Public Information”

  Before material information relating to the Company or its business has been disclosed to the general public, it must be kept in strict confidence. Such information should be discussed only with persons who are employed by or represent the Company who have a “need to know” such information and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times. Therefore, conversations in public places, such as elevators, restaurants, and airplanes, as well as conversations on mobile phones, should be limited to matters that do not involve information of a sensitive or confidential nature. In addition, confidential information should not be transmitted through the Internet or any electronic mail system that is not secure.

  On occasion, it may be necessary for legitimate business reasons to disclose material, non-public information to persons outside the Company. Such persons might include commercial bankers, investment bankers, or other companies having a business relationship with the Company. In such circumstances, the information should not be conveyed until an express understanding has been reached that such information is not to be used for trading purposes and may not be further disclosed other than for legitimate business reasons, as well as any corporations, partnerships, limited liability companies or trusts under Covered Persons’ control.

4.	Trading Guidelines

  Prohibition Against Trading While in Possession of Material Non-Public Information

Covered Persons may not purchase or sell common shares, preferred shares or other securities of TEN or of any other company when they are aware of any material non-public information about that company, no matter how they learned the information. Covered Persons also must not "tip" or otherwise give material non-public information to anyone, including members of their immediate family, friends or anyone acting for them (such as a stockbroker).

  Pre-Clearance Policy for Executive Officers and Directors for Trading While Not in Possession of Material Non-Public Information

  Directors and officers of TEN and any other designated employees (and their respective Family Members) may not trade at any time without prior clearance. This restriction does not apply to other employees of TEN or directors, officers, or employees of its Management Companies. Before trading in TEN’s shares a director or executive officer of TEN must contact TEN’s Chief Operating Officer, Chief Financial Officer, or Head of Compliance & Internal Audit to inquire if a restricted trading period is in effect and to obtain pre-clearance of the contemplated trade. "Trading" includes not only purchases and sales of common shares and preferred shares, but also acquisitions or dispositions of puts and calls, stock swap agreements, and the exercise of certain options, warrants, puts and calls, etc.

  Restricted trading periods are periods designated by TEN as times in which its directors and officers and any other designated employees (and their respective Family Members) may not trade in TEN’s shares regardless of their actual knowledge of material non-public information. These restricted trading periods are instituted by TEN for a variety of reasons. Ordinarily, the Company will institute such restrictions every quarter prior to the release of its earnings results, usually beginning 10 full trading days prior to the earnings release date and lasting until two full trading days after the earnings release, subject to adjustment in the discretion of the Chief Operating Officer and the Chief Financial Officer.

  If, upon requesting clearance, the requesting person is advised that TEN's common shares or preferred shares may be traded, they may buy or sell the shares within two business days after clearance is granted, but only if they are not otherwise in possession of material non-public information. Approval of any proposed trade does not constitute legal, business, or financial advice. If for any reason the trade is not completed within two business days, pre-clearance must be re-obtained before stock may be traded.

  If, upon requesting clearance, the requesting person is advised that Company shares may not be traded, they may not engage in any trade of any type under any circumstances; nor may they inform anyone of the restriction. They may reapply for pre-clearance at a later date when trading restrictions are no longer applicable. In sum, it is critical that directors and officers of TEN and any other designated employees (and their respective Family Members) obtain pre-clearance before any trading to prevent inadvertent insider trading violations and to avoid even the appearance of an improper transaction (which could result, for example, when an officer engages in a trade while unaware of a pending major development).

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  Pre-Clearance Policy for Rule 10b5-1 Plans

Covered Persons may implement a trading plan under Rule 10b5-l of the Exchange Act (a “Trading Plan”) at any time during a period when trading in TEN’s shares is not restricted, without prior clearance provided such Trading Plan complies with the requirements of Rule 10b5-1 and SEC regulations. Rule 10b5-1 of the Exchange Act provides an affirmative defence from insider trading liability under the U.S. federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 enables Covered Persons to trade in Company securities outside of our trading windows, even when in possession of material non-public information.

Before entering into a Trading Plan, they must contact TEN’s Chief Operating Officer, Chief Financial Officer, or Chief Compliance Officer to inquire if a restricted trading period is in effect. Covered Persons may enter into a Trading Plan only if/when they are not in possession of material non-public information. Once a Trading Plan is in effect, trades made pursuant to the plan will not require additional pre-clearance.

  Prohibition Against Trading in Derivative Securities

It violates Company policy for any executive officer or director of the Company (and their Family Members) to purchase, sell, or engage in any other transaction involving any derivative securities related to any equity securities of the Company. A “derivative security” includes any option, warrant, put, call, convertible security, stock appreciation right, or similar security with an exercise or conversion price or other value related to the value of the common shares, or any other equity security of the Company. This prohibition does not, however, apply to any exercise of Company stock options, any sale of Company stock in connection with a properly structured cashless exercise, or payment of withholding tax upon the exercise of any such option.

  Confidentiality

The foregoing restrictions are in addition to any other obligations Covered Persons may have under other Company policies, including policies relating to the confidentiality of information and preservation of trade secrets or to other intellectual property or proprietary information. Covered Persons must maintain the confidentiality of the Company’s non-public information.

5.	Duration of Policy’s Applicability

This Policy continues to apply to a Covered Person’s or Family Member’s transactions in Company securities or the stock of other public companies engaged in business transactions with the Company even after the Covered Person’s tenure with the Company has terminated. If a Covered Person or Family Member is in possession of material non-public information when the Covered Person’s relationship with the Company concludes, the Covered Person and Family Member may not trade in Company securities or the stock of such other company, or take any other actions prohibited by this Insider Trading Policy, until the information has been publicly disseminated.

6.	Potential Criminal and Civil Liability and/or Disciplinary Action

A.	Criminal and Civil Liability

Pursuant to federal, state, and non-U.S. securities laws, persons engaging in transactions in a company’s securities at a time when they have material non-public information regarding the company, or that disclose material non-public information or make recommendations or express opinions on the basis of material non-public information to a person who engages in transactions in that company’s securities (“tipping”), may be subject to significant monetary fines and imprisonment. The Company and its supervisory personnel also face potential civil and criminal liability if they fail to take appropriate steps to prevent illegal insider trading. The SEC has imposed large penalties even when the disclosing person did not profit from the trading; there is no minimum amount of profit required for prosecution.

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B.	Disciplinary Action

Covered Persons who violate this Policy will be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment. The Company may also refer potential violations of law to the appropriate authorities for criminal or civil enforcement.

7.	Reporting

A.              If any Covered Person has any concerns about this policy, they shall communicate same in a timely fashion in the following way:

•	Email Compliance & Internal Audit Department and/or Corporate Counsel at compliance@tenn.gr